Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of March 10, 2015, between Mattel, Inc. (the “Company”) and Bryan G. Stockton (“Consultant”). In consideration of the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

1. Consultant Status. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant as an independent consultant to perform the services set forth herein, and Consultant hereby accepts such engagement. As a condition of this engagement, Consultant shall not be eligible to participate in any benefit programs or plans that the Company offers to its employees (other than to the extent Consultant is a participant in any such program or plan as a result of benefits he accrued while employed by the Company and/or its subsidiaries), and Consultant shall have no entitlement to vacation pay, holiday pay, sick leave, retirement plan contributions, bonuses, incentive or equity awards, social security, workers’ compensation, non-COBRA health benefits, life or disability insurance benefits, unemployment insurance benefits, or any other employee benefits or perquisites of any kind. By accepting this offer of engagement for consulting services, Consultant agrees to irrevocably waive participation in all those plans and programs.

2. Term. In exchange for the Consulting Fee (as defined below), Consultant will provide the Company with consulting services on an as-needed basis for 12 months commencing as of March 1, 2015 (the “Effective Date”) and ending February 29, 2016 (the “Consulting Period”).

3. Compensation.

(a) Consulting Fee. The Company shall pay Consultant $125,000 per month during the term of this Agreement (the “Consulting Fee”) in arrears on the last day of each month (each payment date, a “Payment Date”), in consideration of and subject to Consultant’s continued service with the Company through each Payment Date, Consultant’s compliance with the terms and conditions of this Agreement and Consultant’s execution and non-revocation of a general release of claims against the Company, in substantially the form attached hereto as Exhibit A on or following the end of the Consulting Period (as defined below).

(b) Reimbursements. During the term of this Agreement, the Company will reimburse Consultant for all reasonable and necessary travel-related expenses incurred by Consultant directly relating to Consultant’s performance of the Consulting Services (as defined below) if advance written approval by the Chairman of the Board of Directors of the Company (the “Chairman”) or his designee of such travel-related expenses is obtained. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. No request for expense reimbursement shall be submitted more than 30 calendar days following the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within 90 calendar days after the submission of the request for expense reimbursement.

4. Duties. Such consulting services will primarily consist of the following duties: (a) consult with and advise the Company with respect to the transition of the Chief Executive Officer duties and responsibilities; (b) consult with and advise the Company with respect to the Company’s on-going operations; (c) supply and/or verify factual and historical information in connection with various matters (for instance those being handled by the Company’s Law Department), requiring Consultant to remain reasonably available to testify or counsel for interviews and/or declarations as needed by the Company; (d) work on other special assignments relating to the Company’s charitable obligations, as assigned by the Chairman or his designee, (e) cooperate with the Company as provided in Paragraph 12 and (f) provide such other services as may be reasonably requested by the Chairman or his designee (the “Consulting Services”). Consultant will cooperate fully with the Company to arrange reasonable times to provide these Consulting Services. The Consulting Services shall be of an advisory nature and Consultant shall have no power or authority to bind the Company in any way.

5. Avoidance of Conflicts of Interest during the Consulting Period. During the term of the Consulting Period, for the purpose of avoiding a conflict of interest and as a necessary step to protect the Company’s trade secrets and confidential, proprietary information, Consultant agrees that he shall not directly or indirectly, whether as an employee, consultant, independent contractor or otherwise, provide services to any person or entity engaged in the design, development, manufacturing, licensing, marketing, or other exploitation of toys, games, collectibles, playthings, or entertainment or other media products, as well as licensed consumer products that are competitive with the actual or reasonably contemplated goods distributed or planned to be distributed by the Company at the date of this Agreement (“Conflicting Services”). Consultant acknowledges and agrees that the provisions set forth in this Paragraph are reasonable and necessary to avoid a conflict of interest and to protect the Company’s trade secrets. The Company’s decision to engage Consultant, to provide the compensation to Consultant under this Agreement, and to provide Consultant with continuing access to Company confidential and proprietary information and trade secrets is premised on Consultant’s agreement to abide by the terms of this provision and to avoid providing Conflicting Services. If Consultant elects to perform Conflicting Services prior to the end of the Consulting Period, he shall provide Company with sixty (60) days advance written notice pursuant to Paragraph 6 of this Agreement. As of the date of such notification by Consultant that he elects to perform Conflicting Services, the Company (i) will be excused from paying Consultant any remaining payments of the Consulting Fee that would otherwise have been due under this Agreement, and (ii) shall be entitled to take any and all further measures necessary to protect its trade secrets and confidential proprietary information.

6. Notice to Company in Event of Conflicting Engagement. Consultant agrees that if he elects to enter any engagement to perform any Conflicting Services, he will provide the Company with sixty (60) days advance written notice, which will include a description of such services. Consultant will send such written notice to Alan Kaye, Executive Vice President and Chief Human Resources Officer, or his successor, at 333 Continental Blvd., El Segundo, CA 90245. Consultant understands and agrees that if he is discovered to have engaged in Conflicting Services without notifying the Company, he will have to repay the Consulting Fee, pursuant to this Paragraph 6. The provisions of Paragraphs 2, 3, 4, 5 and 6 are indivisible and not severable. Therefore, if some or all of the provisions of those Paragraphs are held, for any reason, to be invalid, overbroad, or unenforceable, Consultant acknowledges and agrees that the Company’s obligation to pay the Consulting Fee will automatically and simultaneously be deemed null and void.

7. Ownership of Inventions. Consultant agrees that, to the fullest extent legally possible, any and all inventions, improvements, contributions, literary property, drawings, sketches, designs, works, materials, concepts, ideas, discoveries and trade secrets, whether patentable or copyrightable, that he conceives, discovers, creates, makes or invents (whether alone or jointly with others) during the Consulting Period will be work-made-for-hire owned solely and exclusively by the Company worldwide and in perpetuity if (i) made using equipment, supplies, facilities, or trade secrets of Company, (ii) based upon work performed by Consultant for the Company, or (iii) related to the businesses or actual or demonstrably anticipated research and development of the Company (collectively, “Inventions”). Even if any of the Inventions may be deemed not to constitute work-made-for-hire, they will be the sole and exclusive property of the Company. Consultant agrees to, and does hereby, irrevocably and unconditionally transfer, convey, and assign to the Company, in perpetuity and without any reservation of rights, all right, title, and interest to the Inventions, including, without limitation, all worldwide copyrights, patent rights (including patent applications and disclosures), mask work rights, trade secret rights, trademarks, trade dress rights, product design rights, Moral Rights (defined below), rights of privacy and publicity, intellectual property rights pertaining to the use, transmission, display, performance, exercise, or exploitation of the Inventions in any media now known or hereafter devised, know-how, and any and all other proprietary and intellectual property rights (including any renewal, revival, reversion, and extension rights) (collectively, the “Intellectual Property Rights”).

8. Moral Rights. Consultant agrees to and does hereby waive, to the maximum extent permitted by law, all Moral Rights in the Inventions and agrees never to assert, such rights against Company and also agrees to and does hereby consent to any action of the Company that would otherwise violate such rights and interests during and after the Consulting Periods. “Moral Rights” mean any rights to: (a) be identified as author or director of any Inventions, (b) object to or prevent the modification or destruction of any Inventions, (c) withdraw from circulation or control the publication or distribution of any Inventions, and (d) any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right” and including any performers’, data protection, or equitable remuneration rights.

9. Confidentiality. Consultant acknowledges and agrees that during the Consulting Period, and in his capacity as a Consultant, he will continue to be bound by the Employee Confidentiality and Inventions Agreement effective May 1, 2012 (the “Confidentiality Agreement”). Further, Consultant acknowledges that during the Consulting Period, he will continue to have access to and become acquainted with various trade secrets and non-public commercially valuable inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the Consulting Services for the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, artwork, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, and in whatever medium, shall remain the exclusive property of the Company. Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items, in whatever medium, in his possession or under his control.

10. Non-Solicitation. During the Consulting Period and continuing until the first anniversary of the end of the Consulting Period, and to the extent allowable by the governing law, Consultant shall not directly or indirectly, personally or through others, solicit or attempt to solicit, on the Consultant’s own behalf or on behalf of any other person or entity, the employment of any employee or consultant of the Company who is an employee or consultant of the Company.

11. Termination of Agreement.

(a) This Agreement may be terminated before February 29, 2016, by either party upon material breach of any term of this Agreement by the other party, including without limitation, Consultant’s breach of any of Consultant’s obligations under Paragraphs 3 through 10 and Paragraph 12 herein.

(b) In the event Consultant materially breaches this Agreement, all obligations of the Company hereunder shall cease and Consultant shall not be entitled to any payments under this Agreement in connection with or following the termination of this Agreement and the consulting relationship established hereby, except for any unpaid reimbursement for travel-related expenses that have been validly pre-approved.

(c) Further, in the event Consultant materially breaches this Agreement, Consultant understands and agrees that he shall be obligated to repay any payments of the Consulting Fee he received, whether such payments were received prior to or after such material breach.

12. Cooperation in Proceedings. The Consultant agrees that he shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Consultant was involved during his employment with the Company, or that concerns any matter of which Consultant has information or knowledge (collectively, a “Proceeding”). Consultant’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Consultant’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Consultant’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of which Consultant has knowledge. The Company shall reimburse the Consultant for any reasonable documented costs and expenses and time (in an amount equal to $250 per hour) incurred in connection with any Proceeding after the Consulting Period. In addition, Consultant agrees to notify the Company’s Executive Vice President, Chief Legal Officer and Secretary promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any party to this Agreement (each a “Party”) to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to limit any Party from providing candid, truthful statements to any governmental or regulatory body or compel any Party to take any action, or omit to take any action, requested or directed by any governmental or regulatory body.

13. Headings. The headings contained herein are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14. Assignment. Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

15. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

16. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any service of Consultant to the Company and in reference to any of the matters or things herein provided for or discussed or mentioned in reference to such service with exception of Consultant’s obligations under the Confidentiality Agreement.

17. Severability. Except for the provisions of Paragraphs 2, 3, 4, 5 and 6, which are indivisible and not severable, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Survival. The representations and agreements of Consultant set forth in Paragraphs 7, 8, 9, 10, and 12 of this Agreement and in the Confidentiality Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

19. Section 409A. The payments to which Consultant may become entitled to receive hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The provisions of this Paragraph 19 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. To the extent subject to Section 409A, any payments that Consultant may become entitled to receive pursuant to this Agreement are intended to comply with Code Section 409A(a)(2)(A)(iv) and, to the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Consultant hereby acknowledges and agrees that the Company makes no representation regarding the potential tax implications of any payment to be provided hereunder and the Company shall have no liability to Consultant or any other person if any such payment becomes subject to taxation and penalties under Section 409A.

20. Taxes. Consultant acknowledges and agrees that Consultant, and not the Company, will be solely responsible for any and all taxes imposed upon Consultant as a result of entering into this Agreement, including without limitation any and all federal, state, local and foreign income and employment taxes. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Any compensation and benefits paid to Consultant will be reported to taxing authorities as the Company deems to be appropriate. Consultant agrees to hold the Company harmless from the fact or manner of the Company’s tax reporting. Consultant agrees to provide any and all information pertaining to Consultant upon request as reasonably necessary for the Company to comply with applicable tax laws.

21. Arbitration. The Company and Consultant agree to resolve any claims, disputes or causes of action that a Party may have with the other Party that would be justiciable under applicable state or federal law (“Arbitrable Dispute”) through final and binding arbitration. This arbitration shall take place in Los Angeles, California, under the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the American Arbitration Association, before a single neutral arbitrator who is an experienced employment arbitrator licensed to practice law in California selected in accordance with those rules. The arbitrator may not modify or change this Agreement in any way. The Company is responsible for any filing fee and the fees and costs of the arbitrator. Each party shall pay for its own attorneys’ fees and costs. If any Party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing Party. At the conclusion of the Arbitration, the arbitrator shall issue a written award. Either Party shall have the right, within 20 days of issuance of the arbitrator’s opinion, to file with the arbitrator a motion to reconsider (accompanied by a supporting brief), and the other party shall have 20 days from the date of the motion to respond. The arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by this Agreement) shall then be final and conclusive upon the parties. Neither this Paragraph 21 nor the submission of any claim to arbitration shall limit the Parties’ right to seek provisional remedies, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8, and seeking such remedies shall not be deemed a waiver of such Party’s right to compel arbitration. Except for the provisional remedies described in the preceding sentence, arbitration pursuant to this Paragraph 21 shall be the exclusive remedy for any Arbitrable Dispute. Should Consultant or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section, the responding Party will be entitled to recover from the initiating Party all damages, expenses, and attorneys’ fees incurred as a result of the breach.

22. Disclosure of Personal Compensation Information. Consultant acknowledges that he was a “named executive officer” (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)) of the Company prior to his employment termination date, and as such, information regarding Consultant’s compensatory arrangements with the Company, including, among other things, the terms of this Agreement and any other agreement entered into with the Company (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, State of California and/or other regulatory organizations. Consultant’s execution of this Agreement will serve as Consultant’s acknowledgement that the Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, State of California or otherwise as the Company deems necessary and appropriate.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

Mattel, Inc.	Bryan G. Stockton

/s/ Alan Kaye	/s/ Bryan G. Stockton
Alan Kaye
Executive Vice President &
Chief Human Resources Officer

EXHIBIT A

GENERAL RELEASE

OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Participant”) does hereby on behalf of the Participant and the Participant’s successors, assigns, heirs and any and all other persons claiming through the Participant, if any, and each of them, forever relieve, release, and discharge Mattel, Inc. (“Mattel”) and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them (collectively, the “Released Parties”), in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of the Participant’s employment with Mattel.

2. This release (“Release”) includes a release of any rights or claims the Participant may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer’s right to terminate the Participant, or otherwise regulate employment. This Release also includes a release by the Participant of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Participant’s employment with Mattel or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension or health plan benefits. Notwithstanding anything else herein to the contrary, this Release shall not affect claims that relate to: (i) Participant’s right to enforce the terms of the Mattel, Inc. Executive Severance Plan; (ii) any rights the Participant may have to indemnification from personal liability in accordance with the applicable charter, bylaws or other governing documents of Mattel, to the extent such documents are not inconsistent with Section 2802 of the California Labor Code; (iii) the Participant’s right, if any, to government-provided unemployment benefits; (iv) the Participant’s vested rights under any of the Company’s retirement plans or equity plans; (vi) any rights the Participant may have to COBRA benefits; or (vii) any rights or claims that the law does not permit the Participant to release.

3. Notwithstanding any other provision of this Release, this Release does not apply to any rights or claims which arise after the execution of this Release.

4. This Release covers both claims that the Participant knows about and those the Participant may not know about. The Participant expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. The Participant understands the significance of the Participant’s release of unknown claims and the Participant’s waiver of statutory protection against a release of unknown claims (such as under Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, the Participant expressly acknowledges that this Release is intended to include both claims that the Participant knows about and those the Participant does not know or suspect to exist.

5. The Participant hereby represents and warrants that he or she has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release purports to waive, and the Participant covenants never to do so in the future, whether as a named plaintiff, class member, or otherwise. The Participant understands that this Release does not require him/her to withdraw, or prohibit him/her from filing, a charge with any government agency (such as the U.S. Equal Employment Opportunity Commission), as long as the Participant does not personally seek reinstatement, damages, remedies, or other relief as to any claim that the Participant released by signing this Release, as the Participant has waived any right the Participant might have had to any of those things.

If the Participant is ever awarded or recovers any amount as to a claim the Participant purported to waive in this Release, the Participant agrees that the amount of the award or recovery shall be reduced by the amounts he or she was paid under this Plan, increased appropriately for the time value of money, using an interest rate of 10% per annum. The Participant covenants never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.

6. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

7. The Participant is strongly encouraged to consult with an attorney before signing this Release. The Participant acknowledges that the Participant has been advised of this right to consult an attorney and the Participant understands that whether to do so is the Participant’s decision. The Participant acknowledges that Mattel has advised the Participant that the Participant has twenty-one (21) days in which to consider whether the Participant should sign this Release and has advised the Participant that if the Participant signs this Release, the Participant has seven (7) days following the date on which the Participant signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed. The Participant has been advised that, in the event the Participant revokes the

Release within seven (7) days of signing it, the Participant will not be entitled to receive the amounts that are being provided to the Participant in exchange for the Release. The Participant acknowledges that (a) the Participant took advantage of the 21-day consideration period to consider the Release before signing it, to the extent the Participant deemed appropriate; (b) the Participant carefully read the Release before signing it; (c) the Participant fully understands the Release; (d) the Participant is entering into the Release voluntarily; and (e) the Participant is receiving valuable consideration in exchange for Participant’s execution of the Release that Participant would not otherwise be entitled to receive.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Mattel, Inc.

Date:

Bryan Stockton